UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2017

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We are filing this Form 8-K because we increased the debt under our existing commercial paper program to an aggregate total amount outstanding of $499 million on April 21, 2017 compared to outstanding commercial paper of $196 million at December 31, 2016, as disclosed in our Form 10-K filed February 22, 2017. The total debt authorized under our commercial paper program is $750 million. The outstanding commercial paper had various maturity dates, none of which exceeded 53 days from April 21, 2017. The commercial paper had a weighted average interest rate of 1.32%. We have used, and expect to use, the proceeds from the sale of the commercial paper for ordinary working capital needs, to repurchase our common stock, to fund small acquisitions and for other general corporate purposes.

We issued the commercial paper pursuant to a Commercial Paper Issuing and Paying Agent Agreement previously entered into between us and U.S. Bank National Association, dated December 2, 2014, including the Master Note, filed December 5, 2014 as Exhibit 10.1 to our Form 8-K. U.S. Bank National Association acts as depository for safekeeping of our commercial paper and to receive funds on our behalf, as well as issuing agent and paying agent for the commercial paper. Our commercial paper program is supported by our unsecured $750 million multi-currency revolving credit agreement, which expires in 2021. Reference is made to our First Amended and Restated Credit Agreement, dated May 13, 2016, filed May 18, 2016 as Exhibit 10.1 to our Form 8-K. Currently, there is no borrowing under our credit agreement.

The amounts available under our commercial paper program may be borrowed, repaid and re-borrowed from time to time. The commercial paper notes are issued in $250,000 minimum face or principal amounts at par less a discount representing an interest factor, or at par, if interest bearing, with interest established based upon market conditions and credit ratings in effect at the time of issuance. The maturity of the notes may not exceed 270 days. The commercial paper notes are not subject to voluntary prepayment by us or redemption prior to maturity. The notes rank equally with all of our other unsecured and unsubordinated debt. The notes are subject to certain event of default provisions, including those related to non-payment of principal and interest when due and the bankruptcy or insolvency of our Company, which shall cause the notes to become immediately due and payable.

U.S. Bank National Association and/or its affiliates have provided from time to time, and may continue to provide, commercial banking and related services, as well as investment banking, financial advisory and other services to us and our affiliates for which we have paid and intend to pay customary fees, and, in some cases, out-of-pocket expenses. The foregoing is only a summary of the terms and conditions of our Commercial Paper Issuing and Paying Agent Agreement, and is qualified in its entirety by reference to such agreement which is incorporated by reference.

The commercial paper notes will not be, and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered, reoffered or sold in the United States, or elsewhere, absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any commercial paper notes, nor shall there be any sale of the commercial paper notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption. This Form 8-K is not intended to condition the market in the United States, or elsewhere, for the issuance of our commercial paper notes.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Commercial Paper Issuing and Paying Agent Agreement between U.S. Bank National Association and the Company, dated December 2, 2014, including Master Note, filed December 5, 2014 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

10.2	First Amended and Restated Credit Agreement, dated May 13, 2016, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the participating banking institutions named therein, filed May 18, 2016 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: April 25, 2017	By:	/s/ SCOTT S. DOUGLAS
Scott S. Douglas
Senior Vice President –
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Commercial Paper Issuing and Paying Agent Agreement between U.S. Bank National Association and the Company, dated December 2, 2014, including Master Note, filed December 5, 2014 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

10.2	First Amended and Restated Credit Agreement, dated May 13, 2016, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the participating banking institutions named therein, filed May 18, 2016 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

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